UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 10, 2020

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 O’Brien Drive
Menlo Park, California 94025
(Address of principal executive offices, including zip code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PACB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 10, 2020, Pacific Biosciences of California, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Cowen and Company, LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”), and the stockholder of the Company named in Schedule B thereto (the “Selling Stockholder”) pursuant to which the Company agreed to issue and sell 6,096,112 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and the Selling Stockholder agreed to sell 1,304,348 shares of Common Stock (collectively, the “Shares”). The Shares will be sold at a price to the public of $14.25 per share. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to an additional 914,416 shares of Common Stock, and the Selling Stockholder granted the Underwriters a 30-day option to purchase up to an additional 195,652 shares of Common Stock (collectively, the “Option Shares”). The Underwriters notified the Company and the Selling Stockholder of the exercise in full of their option to purchase the Option Shares from the Company and the Selling Stockholder on November 11, 2020. The offering, including the sale of the Option Shares, closed on November 13, 2020. The net proceeds to the Company from the offering, after deducting the underwriting discount and estimated offering expenses payable by the Company, are expected to be approximately $93.6 million. The Company did not receive any proceeds from the sale of the Shares by the Selling Stockholder.

The shares of Common Stock are being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333- 249999) (the “Registration Statement”), that is automatically effective under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rule 462(e) promulgated thereunder, as supplemented by a preliminary prospectus supplement, dated November 10, 2020, and a final prospectus supplement, dated November 10, 2020, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and Selling Stockholder. Under the terms of the Underwriting Agreement, the Company and Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities.

The Underwriting Agreement has been filed with this report to provide information regarding its terms. It is not intended to provide any other factual information about the Company or the Selling Stockholder. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 8.01.	OTHER EVENTS.

On November 10, 2020, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with the Offering, the legal opinion as to the legality of the Common Stock sold is being filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein and into the Registration Statement by reference.

This Current Report on Form 8-K, including the exhibits hereto, shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, which is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit
No.	Description

1.1	Underwriting Agreement, dated as of November 10, 2020 by and among Pacific Biosciences of California, Inc., Morgan Stanley & Co. LLC and Cowen and Company, LLC, and the Selling Stockholder

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto)

99.1	Press Release, dated November 10, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/s/ Brett Atkins
Brett Atkins General Counsel and Corporate Secretary

Date: November 13, 2020